Exhibit 99.1

HOUSTON AMERICAN ENERGY ANNOUNCES DRILLING PLANS ON FINKLE UNIT IN REEVES COUNTY

Houston, TX. – June 17, 2024 – Houston American Energy Corp. (NYSE American: HUSA) today announced plans to participate in the drilling of six wells, each well consisting of an approximate 3 mile lateral, on the State Finkle Unit in the Wolfcamp formation in Reeves County, Texas.

EOG Resources will act as operator of the unit and is the principal working interest owner in the unit. The unit includes acreage subject to our existing O’Brien lease. We will hold an approximately 0.0078 working interest in the unit. The first well is scheduled to spud by June 30, 2024 with all six wells anticipated to be spud by September 1, 2024. Houston American’s cost of participating in the drilling program is estimated at $600,000.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is a publicly-traded independent energy company with interests in oil and natural gas wells, minerals and prospects. The Company’s business strategy includes a property mix of producing and non-producing assets with a focus on the Permian Basin in Texas, Louisiana and Colombia.

Forward-Looking Statements

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate, including statements regarding timing of commencement of drilling operations, timing of completion of wells, length of the horizontal legs, cost to Houston American Energy and ultimate success of drilling operations. The timing of operations, cost to Houston American Energy and ultimate success of drilling operations is subject to numerous risk factors, including the ability of the operator to execute on planned drilling operations, the ultimate recoveries from prospects, and the availability and cost of rigs and services necessary to conduct drilling operations, among other risks described in our reports filed with the Securities and Exchange Commission.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.